Exhibit 99.1

RANDGOLD RESOURCES LIMITED

Incorporated in Jersey, Channel Islands

Reg. No. 62686

LSE Trading Symbol: RRS

Nasdaq Trading Symbol: GOLD

AWARDS GRANTED UNDER THE RANDGOLD RESOURCES LIMITED RESTRICTED SHARE SCHEME AND THE RANDGOLD RESOURCES LIMITED CO-INVESTMENT PLAN: D M BRISTOW AND G P SHUTTLEWORTH

London, United Kingdom, 19 March 2012 – Randgold Resources Limited announces the following awards as required under DTR 3.1.4:

Under the Randgold Resources Limited Restricted Share Scheme, an award over 28,843 ordinary shares in Randgold Resources Limited (“Shares”) was granted to Dr D M Bristow and an award over 6462 ordinary shares was granted to Mr G P Shuttleworth on 16 March 2012. The awards granted to both Dr Bristow and Mr Shuttleworth will vest as to one third following the third, fourth and fifth anniversaries of the date of grant, to the extent the performance conditions are satisfied.

Under the Randgold Resources Limited Co-Investment Plan, an award over 28,843 ordinary shares was granted to Dr D M Bristow and an award over 6462 ordinary shares was granted to Mr G P Shuttleworth on 16 March 2012. The awards granted to both Dr Bristow and Mr Shuttleworth will vest and become exercisable after the expiry of the performance period on 31 December 2014 to the extent the performance conditions are satisfied.

Randgold Resources Enquiries:

Chief Executive	Financial Director	Investor & Media Relations
Dr Mark Bristow	Graham Shuttleworth	Kathy du Plessis
+44 788 071 1386	+44 1534 735 333	+44 20 7557 7738
+44 779 775 2288	+44 779 771 1338	Email: randgoldresources@dpapr.com

Website: www.randgoldresources.com